Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated March 15, 2005, accompanying the consolidated financial statements included in the Annual Report of Mace Security International, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mace Security International, Inc. on Form S-3 (File No. 333-87981, filed September 28, 1999, amended December 27, 1999, File No. 333-34096, filed April 5, 2000, and File No. 333-34536, filed April 11, 2000, File No. 333-116527, filed June 16, 2004, amended September 24, 2004, and File No. 333-122074, filed January 14, 2005, amended February 3, 2005); Form S-4 (File No. 333-89717, filed on October 26, 1999, amended December 21, 1999) and Forms S-8 (File No. 333-31757, filed on July 22, 1997 and File No. 333-93311, filed on December 21, 1999).

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 15, 2005